To the Shareholders and Board of Directors of Millennium India Acquisition Company Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In planning and performing our audit of the statement of assets and liabilities and the related portfolio of investments of Millennium India Acquisition Company, Inc. (the Company) as of December 31, 2010, and the statements of operations and cash flows for the year ended December 31, 2010, and the statements of changes in net assets for the years ended December 31, 2010 and 2009, and financial highlights for the years ended December 31, 2010, 2009, 2008, and for the eleven days ended December 31, 2007, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the companys internal control in order to determine our auditing procedures for the purpose of expressing an opinion on the financial statements, to comply with the requirements of Form N-SAR, but not to provide assurance on internal control. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

The management of the Company is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A companys internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A companys internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a companys assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. Although, not significant, we noted the following deficiency:

Management should review the process of providing explanation to the person or persons responsible for preparing the financial statements as well as the distribution of the financial statements prior to the completion of all the appropriate management reviews. This control deficiency does not rise to the level of a significant deficiency because in the normal course of performing their assigned functions, management has been able to detect and prevent misstatements on a timely basis.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the companys annual or interim financial statements will not be prevented or detected on a timely basis. No such deficiency was noted.

A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the Companys financial reporting. No such deficiency was noted.

Our consideration of the Companys internal control over financial report was for the limited purposes described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).

This report is intended solely for the information and use of management and the Board of Directors of the Company and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

J.H. Cohn LLP
Jericho, New York

February 28, 2011